October 4, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Non-Invasive Monitoring System, Inc. (the “Company”) set forth under Item 4.01 of its Current Report on Form 8-K dated October 4, 2018 (the “Form 8-K”). We agree with the statements concerning our firm in such Form 8-K.

/s/ Morrison, Brown, Argiz & Farra, LLC
Morrison, Brown, Argiz & Farra, LLC